Exhibit 12

                        KEY EMPLOYEE SEVERANCE AGREEMENT


          THIS KEY EMPLOYEE SEVERANCE AGREEMENT, made and entered into effective as of May 9, 1995 (the "Agreement"), is by and between U.S. Intec, Inc., a Texas corporation (the "Company"), and S. Craig Noble (the "Employee").

                                 W I T N E S S:

          WHEREAS, Employee has rendered outstanding service to the Company, and Employee's experience and knowledge of the affairs of the Company and Employee's reputation and contacts are extremely valuable to the Company; and

          WHEREAS, in recognition of Employee's service to the Company and as an inducement to Employee to continue in the employ of the Company, the Company has offered Employee this Agreement, and Employee has accepted the Company's offer;

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows.

          1.   Term.  This Agreement shall commence on the date hereof and shall
               ----
continue through May 31, 1996; provided, however, that commencing on May 31, 1996 and on each May 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least three (3) months prior to such May 31 date the Company shall have given written notice to Employee that the term of this Agreement shall cease to be so extended, and provided further that if upon any such termination date a Protected Period (as hereinafter defined) is in effect, the term hereof shall be extended until the end of such Protected Period. Further, this Agreement shall automatically terminate in all events on the Employee's death if it has not been earlier terminated as provided above. Notwithstanding anything in this Agreement to the contrary however, termination of this Agreement shall not alter or impair any rights of Employee (or Employee's estate or beneficiaries) that arise under this Agreement prior to such termination or as a consequence of a Change in Control having occurred.

          2.   Termination of Employment in Connection With a Change in Control.
               ----------------------------------------------------------------
If a Change in Control (as defined in Section 8) occurs and during the Protected Period (as defined below) Employee's employment is terminated by Employee or the Company, Employee shall be entitled to the benefits specified in Sections 3(iii) and 4 hereof in lieu of any other generally applicable severance benefits offered by the Company, unless such termination is (a) due to Employee's death,
(b) by the Company for Cause or Employee's Disability or prior to a Change in Control for reasons not related to the Change in Control or (c) by Employee for other than Good Reason and without the consent of the Company's Board of Directors ("Board") acknowledging that Employee is entitled to receive benefits hereunder, in which event Employee shall not be entitled to any benefits under this Agreement except as specified in Sections 3(i), 3(ii) and 3(iv) hereof. If Employee's employment is terminated by Employee or the Company during the term of this Agreement but while a Protected Period is not in effect, Employee shall be






















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entitled only to those generally applicable severance benefits offered by the
Company at the time of such termination. For purposes of this Agreement, the "Protected Period" shall mean the period of time beginning with the earlier of a Change in Control or the date a letter of intent, term sheet or definitive agreement is executed by the Company and another party evidencing the Company's intention to enter into a transaction with such other party that results in a Change in Control and ending on the second anniversary date of such Change in Control.

          (i) Disability. For purposes of this Agreement, "Disability" shall mean Employee's becoming incapacitated by accident, sickness or other circumstance which renders him or her mentally or physically incapable, with reasonable accommodation (within the meaning of the Americans with Disabilities Act of 1990, as amended), of performing the essential functions of the duties and services required of him or her hereunder for a period of more than 90 consecutive days during any 12-month period. A termination of Employee's employment for Disability under this Agreement shall not by itself alter or impair (A) Employee's rights as a "disabled employee" or otherwise under any of the Company's employee benefit plans or
     (B) Employee's status as an "employee" for any other purpose.

          (ii) Cause. The Company may terminate Employee's employment for Cause, which for purposes of this Agreement shall mean any of the following, in each case as determined in good faith by the Company in its sole discretion: (i) Employee's gross negligence or willful misconduct in performance of the duties and services required of him or her pursuant to this Agreement; (ii) the willful and continued failure by Employee to follow the reasonable instructions of the Company after written notice of such failure has been given to Employee by the Company; (iii) the willful commission by Employee of acts that are dishonest and demonstrably and materially injurious to the Company, monetarily or otherwise; or
     (iv) Employee's final conviction of a felony or of a misdemeanor involving moral turpitude. Employee's refusal to transfer his principal place of employment to a location that is more than 30 miles from his principal place of employment on the date of this Agreement shall not constitute Cause. For purposes of this paragraph, no act or failure to act on Employee's part shall constitute Cause if done or omitted to be done by Employee in good faith and with reasonable belief that Employee's action or omission was in the best interest of the Company.

          (iii) Good Reason. Following a Change in Control, employee may terminate Employee's employment for Good Reason. For purposes of this Agreement "Good Reason" shall mean the occurrence, without Employee's express written consent, of any one or more of the following events, which if correctable, remains uncorrected for 30 days following written notice of such occurrence by Employee to the Company: (i) the reduction of Employee's base salary; (ii) the assignment to Employee by the Company of duties materially inconsistent with the duties associated with the positions of the Employee as such duties are constituted as of the day immediately preceding the first day of the Protected Period (except in connection with the termination of his or her employment by the Company pursuant to paragraph 2(i) or 2(ii) hereof); (iii) any action by the Company which results in a material diminution in the position, duties or status of Employee with




















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






     the Company except (A) for strategic reallocations of the personnel reporting to Employee, (B) in connection with termination of his or her employment by the Company pursuant to paragraph 2(i) or 2(ii) hereof or (C) as a result of his or her disability.

          (iv) Notice of Termination. Any termination by the Company pursuant to subparagraphs (i) or (ii) above or by Employee pursuant to subparagraph
     (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail in the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated. Any Notice of Termination by the Employee pursuant to subparagraph (iii) above must be given within thirty (30) days of the event or occurrence constituting Good Reason, and failure by Employee to give such notice within such time shall constitute a waiver of any rights Employee may have hereunder arising out of such event or occurrence constituting Good Reason.

          (v) Date of Termination. "Date of Termination" shall mean (A) if Employee is terminated for Disability, 30 days after Notice of Termination is given, provided that Employee shall not have returned to the performance of Employee's duties on a full-time basis during such 30-day period, (B) if Employee's employment is terminated by the Company for Cause or by the Employee for Good Reason above, the date specified in the Notice of Termination, (C) if Employee's employment is terminated for any other reason on or after a Change in Control, the date on which a Notice of Termination is given, and (D) if Employee's employment is terminated by the Company prior to a Change in Control due to the Change in Control, the date of the Change in Control; provided, however, that in the event of any dispute or controversy concerning Employee's entitlement to payment under this Agreement, solely for purposes of Section 3(iii), concerning the timing of the payment of amounts under this Agreement, the "Date of Termination" shall mean the date of final resolution of such dispute or controversy.

          3.   Compensation During Disability or Upon Termination.
               --------------------------------------------------

               (i) If during the Protected Period Employee fails to perform Employee's normal duties as a result of incapacity due to physical or mental illness, Employee shall continue during the period of disability to receive any amounts payable to Employee during such period of disability pursuant to the Company's sick leave or disability program until Employee's employment is terminated for Disability. This Section 3(i) shall not reduce or impair Employee's rights to terminate his employment for Good Reason or with the consent of the Board as otherwise provided herein.

               (ii) If during the Protected Period Employee's employment shall be terminated for Cause, the Company shall pay Employee's earned but unpaid Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given and the























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






Company shall have no further obligations to Employee under this Agreement, except those arising hereunder prior to the Date of Termination.

               (iii) If during the Protected Period the Company shall terminate Employee other than pursuant to Section 2(i) or 2(ii) hereof, or if during the Protected Period but prior to a Change in Control Employee is terminated for reasons related to the Change in Control, or if during the Protected Period Employee shall terminate Employee's employment either for Good Reason or with the consent of the Board acknowledging that Employee is entitled to receive the benefits provided in this subparagraph (iii) upon such termination (or upon such Change in Control, if applicable), then, subject to
Section 4 and the following provisions hereof, the Company shall pay to Employee, in a single lump sum within five days of such Date of Termination, the sum of the amounts specified in subparagraphs (A) and (B) below, less any taxes required to be withheld by applicable law, and also shall provide Employee the benefits as provided in subparagraphs (C) and (D) below:

               (A) an amount equal to two times Employee's annual Base Salary at the Date of Termination (less, in the event of Employee's termination prior to a Change in Control, any severance awards paid to Employee by the Company prior to the Change in Control);

               (B) an amount equal to the annual bonus, payable in cash and stock pursuant to the Company's Incentive Compensation Plan or in all cash, at the option of the Company, for which the Employee would be eligible, if any, assuming 100% of the bonus had been earned for the year in which the Change in Control occurred;

               (C) an amount equal to that portion of Employee's Base Salary earned, but not paid, and vacation earned, but not taken, in each case, to the Date of Termination ,and all other amounts, if any, previously deferred by Employee or earned but not paid as such date under all Company incentive or deferred compensation plans or programs;

               (D) The Company shall at all times during the 24--month period following the Date of Termination (the "Continuation Period") maintain in full force and effect for the continued benefit of Employee and Employee's eligible dependents all life and medical and dental insurance benefits available to Employee and Employee's eligible dependents by virtue of being an employee of the Company immediately prior to such termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs (or any successor thereto). In the event that participation by Employee in any such plan or program after the Date of Termination is barred pursuant to the terms thereof, the Company shall obtain comparable coverage under individual policies for Employee (and Employee's dependents). The Employee shall be required to contribute to the cost of such policies only the amounts which Employee would have been required to pay had he or she remained
























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






          in the employ of the Company. Nothing in this subparagraph (D) shall operate to reduce, or be construed as reducing, Employee's (or a beneficiary's) group health plan continuation rights under COBRA in any manner and upon the end of the Continuation Period Employee (or Employee's beneficiary(ies)), if otherwise eligible, will be entitled to elect COBRA continuation coverage for the full period applicable as if that were Employee's termination date. In the event Employee becomes covered by another's group health plan during the Continuation Period, the Company's group health plan shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer's group health plan.

               (iv) If during the Protected Period Employee terminates his or her employment without Good Reason and without the consent of the Board acknowledging that Employee is entitled to receive benefits hereunder, Employee shall be entitled to receive only the generally applicable severance benefits offered by the Company at the Date of Termination and shall not be entitled to any other benefits pursuant to this Agreement.

          4.   Excess Parachute Payments.  Notwithstanding anything in this
               -------------------------
Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) would, as determined by tax counsel selected by the Company, result in "excess parachute payments," as defined in Section 280G of the Internal Revenue Code of 1986, as amended, such payments or benefits provided to Employee under this Agreement shall be reduced if, and only to the extent that, by reason of such reduction, Employee's net after tax benefit shall exceed the net after tax benefit if such reduction were not made.

          5.   No Mitigation of Damages.
               ------------------------

               (i) The provisions of this Agreement are not intended to, nor shall they be construed to, require that Employee seek or accept other employment following a termination of employment and, except to the extent provided in Section 3(iii)(D) of this Agreement, amounts payable and welfare benefits provided under this Agreement to Employee shall not be reduced by Employee's acceptance of (or failure to seek or accept) employment with another person. The Company's obligations to make the payments and provide the welfare benefits required for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, rights or action that the Company may have against the Employee or others.

               (ii) If any contest or dispute shall arise under this Agreement involving termination of Employee's employment with the Company or involving the validity or enforceability of, or liability under, any provision of this Agreement, then (unless it has been determined by a majority of the arbitrators as provided in Section 16 that Employee's employment was properly terminated for Cause within the meaning of and in accordance





















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






     with Section 2(ii) hereof or that Employee is not otherwise entitled to benefits hereunder), the Company shall reimburse Employee for Employee's share of arbitration costs and all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute.

          6.   Successors; Binding Agreement.
               -----------------------------

               (i) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated Employee's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this
     Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (ii) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable or benefits provided to Employee hereunder if Employee had continued to live, all such amounts and benefits, unless otherwise provided herein shall be paid and continue to be provided in accordance with the terms of this Agreement to Employee's beneficiary.

          7.   Notice.  For the purpose of this Agreement, notices and all other
               ------
communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the Company shall be directed to the office of the General Counsel of the Company, with a copy to the Secretary of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          8.   Change in Control.  For purposes of this Agreement, a Change in
               -----------------
Control shall be deemed to have occurred upon, and shall mean:

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of twenty-five percent (25%) or more





















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     of either (1) the then outstanding shares of Common Stock of the Company
     (the "Outstanding Company Common Stock") or (2) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan(s) or related trust(s) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) of this Section 8 are satisfied; or

               (ii) Individuals who, as of the date hereof, constitute the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Company's Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either
     (1) an actual or threatened election contest (as such terms are used in Rule 14a--11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company's Board or (2) a plan or agreement to replace a majority of the members of the Company's Board then comprising the Incumbent Board; or

               (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, of the Outstanding Company Common Stock and Outstanding Company



























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     Voting Securities, as the case may be, (2) no Person (excluding the
     Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

               (iv) Approval by the stockholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Outstanding Company Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares os common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of Directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Company's Board of Directors providing for such sale or other disposition of assets of the Company.

          9.   Employment with Subsidiaries.  Employment with the Company for
               ----------------------------
purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, it being understood that for purposes of Section 2(iii) hereof, "Good Reason" shall be construed to refer to each of the Employee's positions, duties, responsibilities (reporting and other), status, titles and offices with the Company and each of its subsidiaries.

          10.  Miscellaneous.  No provisions of this Agreement may be modified,
               -------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and by the President or other authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any














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condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          11.  Validity.  The interpretation, construction and performance of
               --------
this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of laws. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

          12.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          13.  Descriptive Headings.  Descriptive headings are for convenience
               --------------------
only and shall not control or affect the meaning or construction of any provision of this Agreement.

          14.  Corporate Approval.  This Agreement has been approved by the
               ------------------
Board, and has been duly executed and delivered by Employee and on behalf of the Company by its duly authorized representative.

          15.  Settlement of Claims.  As a condition to the receipt of any
               --------------------
payment or benefit under this Agreement, Employee shall first execute a release, in the form established by the Company, releasing and forever discharging the Company and its affiliates and the officers, directors, employees and agents of the Company and its affiliates from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee's employment with the Company (or any of its affiliates) or the termination of such employment and expressly including, but limited to any such claims or causes of action based on the Age Discrimination in Employment Act, the Americans With Disabilities Act and the provisions of the Texas Commission on Human Rights Act that prohibit discrimination on account of age or disability, or any other act that prohibits discrimination on the basis of sex or race. If Employee is entitled to and receives the payments provided hereunder, performance of the obligations of the Company thereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company or its affiliates on account of the termination of the employment relationship.

          16.  Arbitration.  Any dispute or controversy arising out of or in
               -----------
connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof shall be submitted to arbitration pursuant to the following procedure:

               (i) Either party may demand such arbitration in writing after the controversy arises, which demand shall include the name of the arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy.























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               (ii) Within 15 days after such demand, the other party shall name an arbitrator, or in default thereof, such arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, and the two arbitrators so selected shall name a third arbitrator within 15 days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association.

               (iii) Subject to the provisions of paragraph 5 (ii) hereof, each party shall bear the cost of the arbitrator appointed by it or on its behalf and its own legal fees, and the remaining costs of the arbitration shall be borne equally by each party.

               (iv) The arbitration hearing shall be held at a site in Port Arthur, Texas, to be agreed to by a majority of the arbitrators on 10 days' written notice to the parties.

               (v) The arbitration hearing shall be concluded within 10 days unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within 10 days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by either party in the highest court, state of federal, having jurisdiction.

          The parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

          IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement as of the day and year first above written.

                              U.S. INTEC, INC.


                              /s/  Danny J. Adair
                              --------------------------------------------------
                              Danny J. Adair
                              President


                              /s/  S. Craig Noble
                              --------------------------------------------------
                              S. Craig Noble


                              ADDRESSES:

                              If to Company:

                              1212 Brai Drive
                              P.O. Box 2845
                              Port Arthur, Texas  77643
                              Attn: President

                              If to Employee:
                              2715 Edgemont Lane
                              Nederland, TX  77627

































































                                       11




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               AMENDMENT NO. 1 TO KEY EMPLOYEE SEVERANCE AGREEMENT

     This Amendment No. 1 (the "Amendment") is entered into as of September 14, 1995, with reference to that certain Key Employee Severance Agreement, dated May 9, 1995 (the "Severance Agreement"), by and between S. Craig Noble (the "Key Employee") and U.S. Intec, Inc., a Texas corporation (the "Company").

                                    Recitals

     A. The Company entered into a certain Indemnification Agreement, dated May 1, 1995 (the "Indemnification Agreement"), with Key Employee in order to allow the Company to provide the indemnification to Key Employee in his capacity as a director of the Company, as set forth in the Indemnification Agreement.

     B. The Company deems it to be in its best interest to amend the Severance Agreement to provide that Section 15 of such agreement, which applies to the settlement of claims, shall not apply to the Indemnification Agreement.

     NOW, THEREFORE, the parties hereto acknowledge and agree as follows:

     Section 15 of the Severance Agreement is hereby amended and restated in its entirety as follows:

     "15. Settlement of Claims.  As a condition to the receipt of any payment or
          --------------------
benefit under this Agreement, Employee shall first execute a release, in the form established by the Company, releasing and forever discharging the Company and its affiliates and the officers, directors, employees and agents of the Company and its affiliates from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee's employment with the Company (or any of its affiliates) or the termination of such employment and expressly including, but not limited to, any such claims or causes of action based on the Age Discrimination in Employment Act, the Americans with Disabilities Act and the provisions of the Texas Commission on Human Rights Act that prohibit discrimination on account of age or disability, or any other act that prohibits discrimination on the basis of sex or race. If Employee is entitled to and receives the payments provided hereunder, performance of the obligations of the Company thereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company or its affiliates on account of the termination of the employment relationship. This Section 15 shall not affect in any way Employee's rights to indemnification under that certain Indemnification Agreement, dated May 1, 1995, between Employee and the Company."




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






     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.


                                   U.S. INTEC, INC.



                                   By:  /s/   Danny J. Adair
                                        ----------------------------------------
                                        Name: Danny J. Adair
                                        Title: President



                                   /s/  S. Craig Noble
                                   ---------------------------------------------
                                   S. Craig Noble